EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

INTERLEUKIN GENETICS, INC.

It is hereby certified that:

FIRST:	The name of the corporation is Interleukin Genetics, Inc. (the “Corporation”).

SECOND:

The Certificate of Incorporation of the Corporation, as amended to date, is hereby further amended by striking out the first paragraph of Article IV in its entirety and by substituting in lieu thereof the following:

“ARTICLE IV.  The total number of shares of all classes of stock which the Corporation shall have authority to issue is 81,000,000 shares, consisting of 75,000,000 shares of common stock, $.001 par value per share (the “Common Stock”) and 6,000,000 shares of Preferred Stock, $.001 par value per share (the “Preferred Stock”).”

THIRD:	The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Kenneth Kornman, its President, this 23rd day of July 2003.

INTERLEUKIN GENETICS, INC.

By:	/s/ Kenneth S. Kornman
Kenneth Kornman
President